Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Animal Health International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-142521) on Form S-8 of Animal Health International, Inc. of our report dated September 9, 2008, with respect to the consolidated balance sheet of Animal Health International, Inc. and subsidiaries as of June 30, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2008,which report appears in the 2009 Annual Report on Form 10-K of Animal Health International, Inc.

Our report, dated September 9, 2008, contains an explanatory paragraph that states that Animal Health International, Inc. adopted the provisions of the Financial Accounting Standards Board's (FASB) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” in fiscal year 2008, and adopted the provisions of the FASB's Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” in fiscal year 2007.

/s/ KPMG LLP

Dallas, Texas
September 3, 2009